NEWS RELEASE

	Contacts:	Amir Barash, Vice President-IR Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe DRG&L / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551

Alon USA Reports Second Quarter Results

Declares Quarterly Cash Dividend
Company schedules conference call for August 5, 2011 at 10:00 a.m. Eastern

DALLAS, TEXAS, August 4, 2011 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the second quarter of 2011. Net income for the second quarter of 2011 was $13.7 million, or $0.25 per share, compared to net loss of $(29.3) million, or $(0.54) per share, for the same period in the prior year. Excluding special items, Alon recorded net income of $16.7 million, or $0.30 per share, for the second quarter of 2011, compared to net loss of $(29.5) million, or $(0.55) per share, for the same period last year.
Net income for the six months ended June 30, 2011 was $26.8 million, or $0.49 per share, compared to net loss of $(82.2) million, or $(1.52) per share, for the same period in the prior year. Excluding special items, Alon recorded net income of $35.5 million, or $0.64 per share, for the six months ended June 30, 2011, compared to net loss of $(78.6) million, or $(1.45) per share, for the same period last year.
Paul Eisman, CEO and President, commented, “We continue to be pleased with our operations to date in 2011, and are even more excited about the prospects for our future. The completion of the Bakersfield integration project marks the realization of the plan to have a hydrocracker unit to increase the light products yields of our California refineries. After much hard work by our employees, I am happy to report that we have delivered on that plan and as of the beginning of July we started selling products produced out of the Bakersfield location.
“In addition, I am pleased to report that the Krotz Springs refinery is up and running well after its shutdown from mid-May to mid-June. We were forced to shut down the refinery in anticipation of potential flooding and its impact on crude oil supply to the refinery. Not only did we get through the incident with no damage to the refinery, we were also able to complete a number of planned maintenance projects and eliminate refinery downtime scheduled for later this year.
“Our Big Spring refinery had another very good quarter with a refinery operating margin of $19.65 per barrel. Its location enables the refinery to take advantage of the discounted WTI prices currently in the market. In July, the Big Spring refinery was shut down for a scheduled reformer regeneration and to complete tie-ins necessary for our regulatory benzene controls work. Both of these projects were completed during the second half of July.
“Our retail and branded marketing segment had a record performance in the second quarter with adjusted EBITDA of $14.1 million or a 31.7% increase over the same period in 2010. Adjusted EBITDA for the last twelve months through June 30, 2011 was $42.3 million.
"The impact on operating income for the second quarter of 2011 from the shutdown of the Krotz Springs refinery due to flooding was approximately $6.0 million. In addition, the impact on operating income for the second quarter of 2011 from the one month delayed startup of the hydrocracker unit at Bakersfield was approximately $7.0 million. Together, the impact of these items on a net income per share basis for the second quarter of 2011 was $0.14 per share. For the third quarter of 2011, we expect the average throughput at our refineries to be over 58,000 barrels per day at Big Spring, over 72,000 barrels per day at Krotz Springs and over 40,000 barrels per day at our California refineries."
SECOND QUARTER 2011
Special items for the second quarter of 2011 included an after-tax loss of $3.0 million for the loss associated with mark to market of heating oil crack spread contracts. Special items for the second quarter of 2010 included an after-tax gain of $(0.3) million recognized on disposition of assets.
The Big Spring refinery operating margin was $19.65 per barrel for the second quarter of 2011 compared to $9.58 per barrel for the same period in 2010. The increase is due to higher Gulf Coast 3/2/1 crack spreads, improved operating efficiencies at higher throughputs and a widening of the sweet/sour differentials. Refinery operating margins at the California refineries was $(0.75) per barrel for the second quarter of 2011, compared to $2.87 per barrel for the same period in 2010. This decrease reflects the ramp up of operations following the restart of the refinery in late March. Additionally, the higher West Coast 3/2/1 crack spreads were offset by the Buena Vista crude spread above WTI. The Krotz Springs refinery operating margin was $3.39 per barrel for the second quarter of 2011, compared to $(1.95) per barrel for the same period in 2010. The Krotz Springs refinery restarted operations in June 2010 after being down for the first five months of 2010 for a major turnaround. Additionally, the increase in the Gulf Coast 2/1/1 high sulfur diesel crack spread slightly more than offset the LLS increase over WTI crude.
Combined refinery throughput for the second quarter of 2011 averaged 134,858 barrels per day ("bpd"), consisting of 63,715 bpd at the Big Spring refinery, 24,044 bpd at the California refineries, and 47,099 bpd at the Krotz Springs refinery, where throughput was reduced due to flooding in Louisiana and the impact on crude oil supply to the refinery, compared to a combined refinery average of 84,178 bpd in the second quarter of 2010, consisting of 42,775 bpd at the Big Spring refinery, 19,443 bpd at the California refineries, and 21,960 bpd at the Krotz Springs refinery, reflecting one month's operations after the turnaround.
The average Gulf Coast 3/2/1 crack spread was $24.07 per barrel for the second quarter of 2011 compared to $9.75 per barrel for the second quarter of 2010. The average 3/2/1 West Coast crack spread for the second quarter of 2011 was $28.82 per barrel compared to $15.47 per barrel for the second quarter of 2010. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the second quarter of 2011 was $23.43 per barrel compared to $8.92 per barrel for the second quarter of 2010.
The average sweet/sour spread for the second quarter of 2011 was $2.54 per barrel compared to $1.82 per barrel for the same period in 2010. The average LLS to WTI spread for the second quarter of 2011 was $16.09 per barrel compared to $4.41 per barrel for the same period in 2010. The average WTI to Buena Vista spread for the second quarter of 2011 was $(10.75) per barrel compared to $2.29 per barrel for the same period in 2010.
Asphalt margins for the second quarter of 2011 were $1.35 per ton compared to $67.12 per ton for the second quarter of 2010. On a cash basis, asphalt margins in the second quarter of 2011 were $(2.71) per ton compared to $55.16 per ton in the second quarter of 2010. This decrease was due primarily to higher crude oil costs without having the ability to increase asphalt sales prices accordingly. The blended asphalt sales price increased 15.0% from $485.15 per ton in the second quarter of 2010 to $557.83 per ton in the second quarter of 2011 and the average non-blended asphalt sales price decreased 7.5% from $378.25 per ton in the second quarter of 2010 to $349.95 per ton in the second quarter of 2011. The price of WTI crude increased 31.8% from $77.74 per barrel in the second quarter of 2010 to $102.43 per barrel in the second quarter of 2011.
Retail fuels sales gallons increased by 8.8% from 35.4 million gallons in the second quarter of 2010 to 38.5 million gallons in the second quarter of 2011. Our branded fuel sales increased by 22.0% from 74.9 million gallons in the second quarter of 2010 to 91.4 million gallons in the second quarter of 2011. Adjusted EBITDA for our retail and branded marketing segment was $14.1 million for the second quarter of 2011 compared to adjusted EBITDA of $10.7 million for the same period in 2010.
YEAR-TO-DATE 2011
Special items for the first half of 2011 included an after-tax loss of $22.1 million for the loss associated with heating oil crack spread contracts and an after-tax gain of $(13.5) million associated with a reduction in system inventories. The net after-tax loss from these special items for the first half of 2011 was $8.6 million. Special items for the first half of 2010 included an after-tax loss of $3.9 million for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs revolving credit facility and an after-tax gain on the disposition of assets of $(0.3) million. The net after-tax loss from these special items for the first half of 2010 was $3.6 million.
Refinery operating margin at the Big Spring refinery was $19.58 per barrel for the first half of 2011 compared to $7.26 per barrel for the same period in 2010. The increase is due to higher Gulf Coast 3/2/1 crack spreads, improved operating efficiencies at higher throughput rates and a widening of the sweet/sour differentials. Refinery operating margin at the California refineries was $(5.48) per barrel for the first half of 2011 compared to $1.29 per barrel for the same period in 2010. This decrease primarily reflects the impact of the California refineries' shutdown until its restart in late March. Additionally, the higher West Coast 3/2/1 crack spreads were offset by the Buena Vista crude spread above WTI. The Krotz Springs refinery operating margin for the first half of 2011 was $4.40 per barrel compared to $(1.48) per barrel for the same period last year. This increase reflects the effects of the refinery being down for the first five months of 2010.  Additionally, the increase in the Gulf Coast 2/1/1 high sulfur diesel crack spread slightly more than offset the LLS increase over WTI crude.
The refineries’ combined throughput for the first half of 2011 averaged 135,517 bpd, consisting of 62,952 bpd at the Big Spring refinery, 12,360 bpd at the California refineries and 60,205 bpd at the Krotz Springs refinery, where throughput was reduced due to flooding in Louisiana and the impact on crude oil supply to the refinery, compared to 72,677 bpd in the first half of 2010, consisting of 42,779 bpd at the Big Spring refinery, 18,857 bpd at the California refineries, and 11,041 bpd at the Krotz Springs refinery, reflecting one month's operations.
The average 3/2/1 Gulf Coast crack spread for the first half of 2011 was $21.10 per barrel compared to $8.43 per barrel for the same period in 2010. The average 3/2/1 West Coast crack spread for the first half of 2011 was $26.71 per barrel compared to $12.81 per barrel for the first half of 2010. The average 2/1/1 Gulf Coast high sulfur diesel crack spread for the first half of 2011 was $20.92 per barrel compared to $7.59 per barrel for the first half of 2010.
The average sweet/sour spread for the first half of 2011 was $3.31 per barrel compared to $1.85 per barrel for the same period in 2010. The average LLS to WTI spread for the first half of 2011 was $14.58 per barrel compared to $2.82 per barrel for the same period in 2010. The average WTI to Buena Vista spread for the first half of 2011 was $(7.98) per barrel compared to $1.99 per barrel for the same period in 2010.
Asphalt margins in the first half of 2011 decreased to $8.18 per ton compared to $28.10 per ton in the first half of 2010. On a cash basis, asphalt margins in the first half of 2011 were $4.65 per ton compared to $38.54 per ton in the first half of 2010. This decrease was due primarily to higher crude oil costs without having the ability to increase asphalt sales prices accordingly. The average blended asphalt sales price increased 13.0% from $476.85 per ton in the first half of 2010 to $539.01 per ton in the first half of 2011 and the average non-blended asphalt sales price decreased 7.4% from $349.50 per ton in the first half of 2010 to $323.58 per ton in the first half of 2011. The price for WTI crude increased 25.6%, from $78.24 per barrel in the first half of 2010 to $98.30 per barrel in the first half of 2011.
Retail fuel sales gallons increased by 10.4% from 68.1 million gallons in the first half of 2010 to 75.2 million gallons in the first half of 2011. Our branded fuel sales increased by 21.7% from 145.3 million gallons in the first half of 2010 to 176.9 million gallons in the first half of 2011. Adjusted EBITDA for our retail and branded marketing segment was $21.6 million for the first half of 2011 compared to $12.3 million for the same period in 2010.

Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on September 15, 2011 to stockholders of record at the close of business on September 1, 2011.

CONFERENCE CALL
The Company has scheduled a conference call for Friday, August 5, 2011, at 10:00 a.m. Eastern, to discuss the second quarter 2011 results. To access the call, please dial 877-941-0844, or 480-629-9645, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through August 19, 2011, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4453689#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at 713-529-6600 or email dmw@drg-l.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates more than 300 convenience stores in Texas and New Mexico. Alon markets motor fuel products under the FINA brand at these locations and at over 600 distributor-serviced locations.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and

Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2010, IS UNAUDITED)	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$1,595,631	$840,361	$3,246,735	$1,419,674
Operating costs and expenses:
Cost of sales	1,429,452	751,075	2,890,575	1,289,790
Direct operating expenses	62,215	62,924	119,138	124,368
Selling, general and administrative expenses (2)	38,585	29,182	72,915	60,989
Depreciation and amortization (3)	24,787	25,368	50,234	51,690
Total operating costs and expenses	1,555,039	868,549	3,132,862	1,526,837
Gain (loss) on disposition of assets	(80)	474	(68)	474
Operating income (loss)	40,512	(27,714)	113,805	(106,689)
Interest expense (4)	(20,758)	(21,735)	(41,198)	(48,320)
Equity earnings of investees	2,015	1,209	1,770	1,106
Other income (loss), net (5)	(4,880)	(365)	(36,793)	13,839
Income (loss) before income tax expense (benefit) and non-controlling interest in income (loss) of subsidiaries	16,889	(48,605)	37,584	(140,064)
Income tax expense (benefit)	2,478	(17,093)	9,948	(51,806)
Income (loss) before non-controlling interest in income (loss) of subsidiaries	14,411	(31,512)	27,636	(88,258)
Non-controlling interest in income (loss) of subsidiaries	677	(2,253)	837	(6,057)
Net income (loss) available to common stockholders	$13,734	$(29,259)	$26,799	$(82,201)
Income (loss) per share, basic	$0.25	$(0.54)	$0.49	$(1.52)
Weighted average shares outstanding, basic (in thousands)	55,533	54,164	55,041	54,162
Income (loss) per share, diluted	$0.22	$(0.54)	$0.44	$(1.52)
Weighted average shares outstanding, diluted (in thousands)	61,517	54,164	61,000	54,162
Cash dividends per share	$0.04	$0.04	$0.08	$0.08
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$(75,497)	$(20,581)	$(51,116)	$(61,560)
Investing activities	(51,053)	2,275	(76,075)	(4,056)
Financing activities	124,247	18,459	172,646	32,892
OTHER DATA:
Adjusted net income (loss) available to common stockholders (6)	$16,732	$(29,539)	$35,478	$(78,607)
Income (loss) per share, excluding write-off of unamortized debt issuance costs, net of tax; loss associated with heating oil crack spread contracts, net of tax; gain from reduction in system inventories, net of tax; and gain (loss) on disposition of assets, net of tax (6)	$0.30	$(0.55)	$0.64	$(1.45)
Adjusted EBITDA (7)	67,419	(1,976)	165,908	(40,528)
Capital expenditures (8)	42,795	5,385	67,958	12,688
Capital expenditures for turnaround and chemical catalyst	4,077	1,522	4,262	11,531

	June 30, 2011	December 31, 2010
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$117,142	$71,687
Working capital	79,397	990
Total assets	2,415,206	2,088,521
Total debt	1,073,486	916,305
Total equity	388,359	341,767

REFINING AND UNBRANDED MARKETING SEGMENT
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (9)	$1,435,920	$691,331	$2,934,944	$1,174,371
Operating costs and expenses:
Cost of sales	1,310,471	651,470	2,655,492	1,115,334
Direct operating expenses	50,994	51,493	97,943	101,845
Selling, general and administrative expenses	11,029	3,874	18,757	10,262
Depreciation and amortization	19,583	19,881	39,620	40,835
Total operating costs and expenses	1,392,077	726,718	2,811,812	1,268,276
Gain on disposition of assets	11	—	11	—
Operating income (loss)	$43,854	$(35,387)	$123,143	$(93,905)
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (10)	$19.65	$9.58	$19.58	$7.26
Refinery operating margin – CA Refineries (10)	(0.75)	2.87	(5.48)	1.29
Refinery operating margin – Krotz Springs (10)	3.39	(1.95)	4.40	(1.48)
Refinery direct operating expense – Big Spring (11)	4.40	5.78	4.27	6.18
Refinery direct operating expense – CA Refineries (11)	2.91	7.46	4.41	8.12
Refinery direct operating expense – Krotz Springs (11)	4.02	7.69	3.31	12.96
Capital expenditures	38,095	4,215	61,188	10,527
Capital expenditures for turnaround and chemical catalyst	4,077	1,522	4,262	11,531
PRICING STATISTICS:
WTI crude oil (per barrel)	$102.43	$77.74	$98.30	$78.24
WTS crude oil (per barrel)	99.89	75.92	94.99	76.39
Buena Vista crude oil (per barrel)	113.18	75.45	106.28	76.25
HLS crude oil (per barrel)	117.99	81.22	112.29	80.03
LLS crude oil (per barrel)	118.52	82.15	112.88	81.06
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$24.07	$9.75	$21.10	$8.43
West Coast (12)	28.82	15.47	26.71	12.81
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (12)	$23.43	$8.92	$20.92	$7.59
Crude oil differentials (per barrel):
WTI less WTS (13)	$2.54	$1.82	$3.31	$1.85
LLS less WTI (13)	16.09	4.41	14.58	2.82
WTI less Buena Vista (13)	(10.75)	2.29	(7.98)	1.99
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$2.976	$2.053	$2.787	$2.046
Gulf Coast ultra-low sulfur diesel	3.083	2.143	2.955	2.098
Gulf Coast high sulfur diesel	3.017	2.074	2.890	2.041
West Coast LA CARBOB (unleaded gasoline)	3.090	2.231	2.939	2.184
West Coast LA ultra-low sulfur diesel	3.195	2.196	3.052	2.136
Natural gas (per MMBTU)	4.38	4.35	4.29	4.66

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2011		2010		2011		2010
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Sour crude	51,473	80.7	31,776	74.3	51,797	82.3	33,865	79.2
Sweet crude	10,487	16.5	7,839	18.3	9,498	15.1	6,556	15.3
Blendstocks	1,755	2.8	3,160	7.4	1,657	2.6	2,358	5.5
Total refinery throughput (14)	63,715	100.0	42,775	100.0	62,952	100.0	42,779	100.0
Refinery production:
Gasoline	29,725	46.8	22,675	53.6	30,047	48.0	21,652	51.3
Diesel/jet	20,570	32.4	12,654	29.9	20,281	32.4	13,195	31.3
Asphalt	4,554	7.2	2,346	5.5	4,448	7.1	2,353	5.6
Petrochemicals	3,749	5.9	2,576	6.1	3,786	6.0	2,300	5.4
Other	4,921	7.7	2,056	4.9	4,048	6.5	2,722	6.4
Total refinery production (15)	63,519	100.0	42,307	100.0	62,610	100.0	42,222	100.0
Refinery utilization (16)		88.5%		56.6%		87.6%		60.5%

THROUGHPUT AND PRODUCTION DATA: CALIFORNIA REFINERIES	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2011		2010		2011		2010
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	4,401	18.3	3,448	17.7	2,227	18.0	3,775	20.0
Heavy crude	19,418	80.8	15,597	80.3	10,020	81.1	14,674	77.8
Blendstocks	225	0.9	398	2.0	113	0.9	408	2.2
Total refinery throughput (14)	24,044	100.0	19,443	100.0	12,360	100.0	18,857	100.0
Refinery production:
Gasoline	2,961	12.5	2,783	14.7	1,512	12.5	2,626	14.3
Diesel/jet	5,707	24.1	4,060	21.4	2,904	23.9	3,717	20.3
Asphalt	8,184	34.6	6,516	34.3	4,188	34.5	6,341	34.6
Heavy unfinished	6,202	26.2	5,212	27.4	3,225	26.6	5,235	28.6
Other	607	2.6	423	2.2	306	2.5	408	2.2
Total refinery production (15)	23,661	100.0%	18,994	100.0%	12,135	100.0	18,327	100.0
Refinery utilization (16)		32.9%		26.3%		16.9%		25.4%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2011		2010		2011		2010
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	29,207	62.0	10,358	47.2	41,003	68.1	5,208	47.2
Heavy sweet crude	16,707	35.5	10,693	48.7	17,958	29.8	5,376	48.7
Blendstocks	1,185	2.5	909	4.1	1,244	2.1	457	4.1
Total refinery throughput (14)	47,099	100.0	21,960	100.0	60,205	100.0	11,041	100.0
Refinery production:
Gasoline	19,185	40.6	8,427	38.6	25,147	41.7	4,237	38.6
Diesel/jet	21,282	45.0	9,098	41.7	27,876	46.2	4,575	41.7
Heavy Oils	3,232	6.8	2,809	12.9	2,449	4.1	1,412	12.9
Other	3,574	7.6	1,485	6.8	4,853	8.0	746	6.8
Total refinery production (15)	47,273	100.0	21,819	100.0	60,325	100.0	10,970	100.0
Refinery utilization (16)		72.3%		25.3%		80.5%		12.7%

ASPHALT SEGMENT
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$147,811	$104,964	$234,054	$172,105
Operating costs and expenses:
Cost of sales (17)	147,432	90,264	230,184	161,709
Direct operating expenses	11,221	11,431	21,195	22,523
Selling, general and administrative expenses	1,108	1,091	2,523	2,157
Depreciation and amortization	1,747	1,715	3,477	3,432
Total operating costs and expenses	161,508	104,501	257,379	189,821
Operating income (loss)	$(13,697)	$463	$(23,325)	$(17,716)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (18)	238	207	376	336
Non-blended asphalt sales volume (tons in thousands) (19)	43	12	97	34
Blended asphalt sales price per ton (18)	$557.83	$485.15	$539.01	$476.85
Non-blended asphalt sales price per ton (19)	349.95	378.25	323.58	349.50
Asphalt margin per ton (20)	1.35	67.12	8.18	28.10
Capital expenditures	$673	$347	$1,333	$526

RETAIL AND BRANDED MARKETING SEGMENT
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$383,635	$253,955	$699,819	$479,983
Operating costs and expenses:
Cost of sales (17)	343,284	219,230	626,981	419,532
Selling, general and administrative expenses	26,260	24,029	51,259	48,194
Depreciation and amortization	3,053	3,436	6,330	6,856
Total operating costs and expenses	372,597	246,695	684,570	474,582
Gain (loss) on disposition of assets	(91)	474	(79)	474
Operating income	$10,947	$7,734	$15,170	$5,875
KEY OPERATING STATISTICS:
Branded fuel sales (thousands of gallons) (21)	91,371	74,852	176,941	145,321
Branded fuel margin (cents per gallon) (21)	5.6	6.4	4.7	5.3
Number of stores (end of period)	304	306	304	306
Retail fuel sales (thousands of gallons)	38,507	35,408	75,162	68,122
Retail fuel sales (thousands of gallons per site per month)	42	39	41	37
Retail fuel margin (cents per gallon) (22)	19.5	14.1	17.1	11.7
Retail fuel sales price (dollars per gallon) (23)	$3.68	$2.74	$3.44	$2.69
Merchandise sales	$78,445	$73,247	$146,446	$136,728
Merchandise sales (per site per month)	$86	$80	$80	$74
Merchandise margin (24)	33.5%	32.6%	33.3%	31.4%
Capital expenditures	$3,149	$430	$4,494	$827
________________

(1)
Includes excise taxes on sales by the retail and branded marketing segment of $15,193 and $13,531 for the three months ended June 30, 2011 and 2010, respectively, and $29,411 and $26,317 for the six months ended June 30, 2011 and 2010, respectively. Net sales also includes net royalty and related net credit card fees of $1,493 and $1,046 for the three months ended June 30, 2011 and 2010, respectively, and $2,912 and $1,819 for the six months ended June 30, 2011 and 2010, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $188 and $188 for the three months ended June 30, 2011 and 2010, respectively, and $376 and $376 for the six months ended June 30, 2011 and 2010, respectively, which are not allocated to our three operating segments. The increase in consolidated selling, general and administrative expenses for the three months ended June 30, 2011 compared to the three months ended June 30, 2010 is primarily due to increased employee related costs, $2,231 related to the retail and branded marketing segment and $2,494 related to net bad debt recoveries and an insurance premium refund in the three months ended June 30, 2010.

(3)
Includes corporate depreciation and amortization of $404 and $336 for the three months ended June 30, 2011 and 2010, respectively, and $807 and $567 for the six months ended June 30, 2011 and 2010, respectively, which are not allocated to our three operating segments.

(4)
Interest expense of $48,320 for the six months ended June 30, 2010, includes a charge of $6,659 for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs, Inc. revolving credit facility.

(5)
Other income (loss), net for the three and six months ended June 30, 2011 is substantially the loss on heating oil crack spread contracts. Other income (loss), net for the six months ended June 30, 2010 substantially represents the gain from the sale of our investment in Holly Energy Partners.

(6)
The following table provides a reconciliation of net income (loss) available to common stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to common stockholders utilized in determining income (loss) per common share, excluding the after-tax loss on write-off of unamortized debt issuance costs, after-tax loss on heating oil crack spread contracts, after-tax gain from reduction in system inventories and after-tax gain (loss) on disposition of assets. Our management believes that the presentation of adjusted net income (loss) available to common stockholders and income (loss) per common share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company's operating results.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(dollars in thousands)
Net income (loss) available to common stockholders	$13,734	$(29,259)	$26,799	$(82,201)
Plus: Write-off of unamortized debt issuance costs, net of tax	—	—	—	3,874
Plus: Loss on heating oil crack spread contracts, net of tax	2,950	—	22,146	—
Less: Gain from reduction in system inventories, net of tax	—	—	(13,508)	—
Less: (Gain) loss on disposition of assets, net of tax	48	(280)	41	(280)
Adjusted net income (loss) available to common stockholders	$16,732	$(29,539)	$35,478	$(78,607)
Income (loss) per share, excluding write-off of unamortized debt issuance costs, net of tax; loss associated with heating oil crack spread contracts, net of tax; gain from reduction in system inventories, net of tax; and gain (loss) on disposition of assets, net of tax	$0.30	$(0.55)	$0.64	$(1.45)

(7)
Adjusted EBITDA represents earnings before non-controlling interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization, gain on disposition of assets and loss on heating oil crack spread contracts. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of non-controlling interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to common stockholders to Adjusted EBITDA for the three and six months ended June 30, 2011 and 2010, respectively:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(dollars in thousands)
Net income (loss) available to common stockholders	$13,734	$(29,259)	$26,799	$(82,201)
Non-controlling interest in income (loss) of subsidiaries	677	(2,253)	837	(6,057)
Income tax expense (benefit)	2,478	(17,093)	9,948	(51,806)
Interest expense	20,758	21,735	41,198	48,320
Depreciation and amortization	24,787	25,368	50,234	51,690
(Gain) loss on disposition of assets	80	(474)	68	(474)
Loss on heating oil crack spread contracts	4,905	—	36,824	—
Adjusted EBITDA	$67,419	$(1,976)	$165,908	$(40,528)
Adjusted EBITDA for our retail and branded marketing segment is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry but is also subject to many of the limitations discussed above; therefore, Adjusted EBITDA for our retail and branded marketing segment should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. The following table reconciles operating income to Adjusted EBITDA for our retail and branded marketing segment for the three and six months ended June 30, 2011 and 2010, respectively, and for the year ended December 31, 2010:

RETAIL AND BRANDED MARKETING SEGMENT	For the Three Months Ended		For the Six Months Ended		For the Year Ended
	June 30,		June 30,		December 31,
	2011	2010	2011	2010	2010
	(dollars in thousands)
Operating income	$10,947	$7,734	$15,170	$5,875	$19,801
Depreciation and amortization	3,053	3,436	6,330	6,856	13,440
(Gain) loss on disposition of assets	91	(474)	79	(474)	(286)
Adjusted EBITDA	$14,091	$10,696	$21,579	$12,257	$32,955
Adjusted EBITDA for our retail and branded marketing segment for the twelve months ended June 30, 2011 of $42,277 is equal to adjusted EBITDA for the year ended December 31, 2010 of $32,955, plus adjusted EBITDA for the six months ended June 30, 2011 of $21,579, less adjusted EBITDA for the six months ended June 30, 2010 of $12,257.

(8)
Includes corporate capital expenditures of $878 and $393 for the three months ended June 30, 2011 and 2010, respectively, and $943 and $808 for the six months ended June 30, 2011 and 2010, respectively, which are not allocated to our three operating segments.

(9)
Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(10)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial unrealized hedge positions and inventory adjustments related to acquisitions) attributable to each refinery by the refinery's throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry. The refinery operating margin for the six months ended June 30, 2011, excludes a benefit from inventory reductions of $22,460. There were unrealized hedging losses of $1,375 and $1,773 for the three and six months ended June 30, 2011, respectively, related to the California refineries. The refinery operating margin for the three and six months ended June 30, 2010, excludes a benefit of $1,400 to cost of sales for inventory adjustments related to the Bakersfield refinery acquisition.

(11)
Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California, and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes. Direct operating expenses related to the Bakersfield refinery for the three and six months ended June 30, 2011 of $1,844 and $3,356, respectively, and $410 for the three and six months ended June 30, 2010, respectively, have been excluded from the per barrel measurement calculation.

(12)
A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra-low sulfur diesel and the market value of West Texas Intermediate, or WTI, a light sweet crude oil. We calculate the West Coast 3/2/1 crack spread using the market values of West Coast LA CARBOB pipeline gasoline and LA ultra-low sulfur pipeline diesel and the market value of WTI crude oil.

A 2/1/1 crack spread is calculated assuming that two barrels of a benchmark crude oil are converted into one barrel of gasoline and one barrel of diesel. We calculate the Gulf Coast high sulfur diesel 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and Gulf Coast high sulfur diesel and the market value of WTI crude oil.

(13)
The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI less Buena Vista spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Buena Vista crude oil. The Light Louisiana Sweet (“LLS”) less WTI spread represents the differential between the average value per barrel of LLS crude oil and the average value per barrel of WTI crude oil.

(14)
Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process. The throughput data of the California refineries for the six months ended June 30, 2011, reflects substantially three months of operations beginning in late March 2011 due to the integration of the Bakersfield hydrocracker unit. The throughput data of the Krotz Springs refinery for the three and six months ended June 30, 2011, reflects approximately a one month shutdown due to flooding in Louisiana and the impact on crude supply to the refinery. The throughput data of the Krotz Springs refinery for the three and six months ended June 30, 2010, reflects substantially one month of operations in June 2010 due to the restart after major turnaround activity.

(15)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries. Gasoline yield production at the Big Spring refinery for the three months ended June 30, 2011 was impacted by maintenance work on the fluid catalytic cracking unit.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(17)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(18)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(19)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(20)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(21)
Branded fuel sales represent branded fuel sales to our wholesale marketing customers that are primarily supplied by the Big Spring refinery. The branded fuels that are not supplied by the Big Spring refinery are obtained from third-party suppliers. The branded fuel sales margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(22)
Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(23)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(24)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.